Exhibit 99.1

PENN VIRGINIA ANNOUNCES ACCRETIVE ACQUISITION IN CORE AREA

—Increases Core Leasehold Position and Production By Approximately 30%—

—Capitalizes on Strong Recent Well Results and Adds Drilling Inventory—

HOUSTON, July 31, 2017 — Penn Virginia Corporation (“Penn Virginia” or the “Company”) (NASDAQ: PVAC) today announced that it has entered into a definitive agreement to acquire Eagle Ford assets located primarily in Lavaca County, Texas for $205 million in cash from Devon Energy Corporation (“Devon”) (NYSE: DVN). The Company anticipates the acquisition will close on or before September 30, 2017, with an effective date of March 1, 2017. Penn Virginia expects the purchase price will be adjusted downwards by approximately $15 million to reflect estimated net cash flows from the effective date to closing, resulting in a net purchase price of approximately $190 million. The acquisition will be funded with new $150 million of committed debt financing and borrowings under the Company’s credit facility.

Significant benefits of the strategic acquisition:

•	Acquiring approximately 19,600 net acres contiguous to the Company’s core operations, offering an expanded well inventory including the opportunity for extended reach laterals (“XRLs”) with PV10 breakeven pricing of less than approximately $30 per barrel;

•	Increases Penn Virginia’s net production by approximately 30%, or approximately 3,000 barrels of oil equivalent per day (“BOEPD”), of which approximately 64% is oil;

•	Accretive to Penn Virginia under all measures, including earnings, cash flow and net asset value per share. Acquiring acreage at attractive price of approximately $2,900 per net acre net of:

•	Net production value of approximately $105 million ($35,000 per flowing BOEPD);

•	Purchase price adjustment of approximately $15 million to reflect net cash flows from effective date to closing;

•	Over-riding royalty interest (“ORRI”) in non-acquired acreage valued at approximately $8 million; and

•	Midstream assets valued at approximately $20 million;

•	Modifying development program by shifting one of the Company’s drilling rigs to Area 2 predominantly in the acquired acreage, which has higher returns and where Penn Virginia will have increased working interests;

•	Significant upside potential in the upper Eagle Ford and Austin Chalk formations;

•	Approximately $40 million of identified operational synergies; and

•	Maintains healthy balance sheet and ample liquidity.

Transaction and asset highlights:

•	Expands the Company’s core leasehold position by 35%, or approximately 19,600 net acres (90% held by production), which includes 42 drilling units (35% of which are currently operated by Penn Virginia) and an average working and net revenue interest of approximately 98% and 76%, respectively;

•	Significant de-risked inventory of 91 gross locations (including six in drilling units currently operated by Penn Virginia) targeting the lower Eagle Ford formation. XRLs are identified for 43 gross (41 net) locations, including 26 gross (25 net) locations with an average lateral length of 10,000 feet or greater;

•	Net PDP reserves of approximately 6.3 million barrels of oil equivalent (“MMBOE”), of which approximately 62% is oil. Total resource potential is estimated at more than 60 MMBOE;

•	Includes infield gathering and compression system with no volume commitments or acreage dedications; and

•	Transaction is subject to customary purchase price and closing adjustments.

All numbers are approximate	Pre- Acquisition Penn Virginia	Acquisition	Post- Acquisition Penn Virginia	Percent Change
Net production (BOEPD)(1)	10,100	3,000	13,100	30%
Oil - percent of BOEPD(1)	75%	64%	72%	(3%)
Net acreage(2)	56,000	19,600	75,600	35%
Gross drilling inventory(2)(3)	525	85	610	16%
Net drilling inventory(2)	353	81	434	23%
Net treatable lateral length(4)	2.12 MM feet	0.67 MM feet	2.79 MM feet	32%

(1)	For the month of June 2017.
(2)	Pre-Acquisition Penn Virginia net acreage and drilling inventory as of May 9, 2017.
(3)	Acquisition locations exclude six gross locations currently operated by Penn Virginia.
(4)	Represents total treatable lateral length in net drilling inventory.

John A. Brooks, Interim Principal Executive Officer and Chief Operating Officer commented, “This strategic acquisition is an excellent fit and an important step in our long-term growth strategy for Penn Virginia. It is particularly attractive as it materially increases our Eagle Ford production, acreage and drilling. The transaction is also accretive to all key per-share metrics including earnings, cash flow and net asset value.”

Mr. Brooks continued, “Our operations team knows this area extremely well as the Devon acreage is contiguous to our existing acreage position. We will utilize our technical capabilities to optimize production and reduce operating and administrative costs per BOE on the acquired assets, while significantly increasing the size and scale of our Company. In summary, we are acquiring high quality properties at an attractive price that will provide Penn Virginia many years of drilling inventory with enhanced economics even in today’s commodity price environment.”

Lager 3H Well Update

As a result of the Devon acquisition, Penn Virginia will increase its working interest in the Lager 3H well located in Gonzales County, Texas from approximately 41% to 96% and remain the operator. The well has been on line for 77 days with cumulative production of 116 MMBOE (73% oil) and currently producing ~1,100 BOEPD. This is the first well that utilized the Company’s slickwater completion design in Area 2 (three string well casing design) of the lower Eagle Ford Shale.

Guidance

The table below sets forth the Company’s current operational guidance for 2017 and 2018, which has been updated to reflect the acquisition of the Devon acreage.

	Previous				Pro Forma
	2017		2018		2017		2018
Production (Boe/d)		% oil		% oil		% oil		% oil
Fourth quarter (exit rate)	11,200 - 12,100	76%	13,500 - 14,500	79%	14,600 - 15,200	74%	21,000 - 23,000	74%
Full year	10,000 - 11,000	74%	12,600 - 13,700	78%	10,600 - 11,200	73%	20,000 - 22,000	74%
Capital expenditures ($MM)	$120 - $140		$125 - $145		$140 - $160		$220 - $240

•	The Company plans to fund its 2017 capital budget with cash flow from operations and borrowings under its credit facility, and expects to fund its 2018 capital expenditures primarily with cash flow from operations.

•	On a combined basis, Penn Virginia anticipates lease operating expense (“LOE”), gathering, processing, and transportation expense (“GPT”), and ad valorem/severance taxes on a per BOE basis will be similar to current levels;

•	General & administrative expense, excluding transaction related costs, are expected to be similar on an absolute basis, but approximately 25% lower on a per BOE basis; and

Financing Structure

The Company will finance the acquisition with new $150 million of committed debt financing and borrowings under the Company’s credit facility. Consistent with Penn Virginia’s strategy to hedge production, upon closing the Company expects to expand its hedging program for a significant portion of the oil and natural gas production associated with this transaction. In addition, Penn Virginia is in discussions with its bank lending group to further amend and increase its reserve-based credit facility beyond the current borrowing base of $200 million.

The Company is committed to maintaining financial discipline and a strong balance sheet with a targeted net debt to EBITDAX of 1.5x or below. Penn Virginia believes it will achieve that level by the end of 2018 through the development of the combined assets.

Conference Call and Presentation

A conference call and webcast discussing the acquisition is scheduled for Monday, July 31, 2017 at 11:00 a.m. EDT. Prepared remarks will be followed by a question and answer period. Investors and analysts may participate via phone by dialing toll free 877-316-5288 (international: 734-385-4977) five to 10 minutes before the scheduled start time, or via webcast by logging on to our website, www.pennvirginia.com, at least 15 minutes prior to the scheduled start time to download supporting materials and install any necessary audio software. An on-demand replay of the webcast will also be available at our website beginning shortly after the webcast. A presentation with additional information regarding the acquisition has been posted to the Company’s website at www.pennvirginia.com/news-media/presentations.

About Penn Virginia Corporation

Penn Virginia Corporation is an independent oil and gas company engaged in the exploration, development and production of oil, NGLs and natural gas in various domestic onshore regions of the United States, with a primary focus in the Eagle Ford Shale in south Texas. For more information, please visit our website at www.pennvirginia.com.

Cautionary Statements

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We use certain terms in this news release, such as total resource potential, that the SEC’s rules strictly prohibit us from including in filings with the SEC. These measures are by their nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly are less certain. We also note that the SEC strictly prohibits us from aggregating proved, probable and possible reserves (3P) in filings with the SEC due to the different levels of certainty associated with each reserve category.

The estimates and guidance presented in this release are based on assumptions of capital expenditure levels, prices for oil, natural gas and NGLs, current indications of supply and demand for oil, well results and operating costs. Data regarding acreage that is expected to be acquired is based on currently available information about such acreage, including reserves and production. The guidance provided in this release does not constitute any form of guarantee or assurance that the matters indicated will be achieved. While we believe these estimates and the assumptions on which they are based are reasonable, they are inherently uncertain and are subject to, among other things, significant business, economic, operational and regulatory risks and uncertainties and are subject to material revision. Actual results may differ materially from estimates and guidance.

Forward-Looking Statements

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company uses words such as “guidance,” “projects,” “estimates,” “plans,” “expects,” “continues,” “intends,” “believes,” “forecasts,” “future,” “potential” and variations of such words or similar expressions to identify forward-looking statements. Because such statements include assumptions, risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements, including the Company’s ability to develop, explore for, acquire and replace oil and natural gas reserves and sustain production, the Company’s ability to obtain certain financing, consents or amendments from third parties, and the Company’s ability to generate profits or achieve targeted reserves in the development and exploratory drilling and well operations. Additional information concerning these risks and uncertainties can be found in Penn Virginia’s press releases and public filings with the SEC, including Penn Virginia’s Annual Report on Form 10-K for the year ended December 31, 2016, as updated by later filings with the SEC. Many of the factors that will determine future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The statements in this release speak only as of the date of this release. Penn Virginia undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

Contact

Steve Hartman

Chief Financial Officer

(713) 722-6529

invest@pennvirginia.com